Exhibit 4.4

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “TGI SOLAR POWER GROUP, INC.”, FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF JUNE, A.D. 2016, AT 1:55 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

652223 8100	Authentication: 202538429
SR# 20164589487	Date: 06-22-16
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:55 PM 06/22/2016
FILED 01:55 PM 06/22/2016
SR 20164589487 - File Number 652223

CERTIFICATE OF DESIGNATION

OF THE RIGHTS, POWERS AND PREFERENCES OF THE

SERIES C CONVERTIBLE PREFERRED STOCK

OF

TGI SOLAR POWER GROUP, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned Chief Executive Officer of TGI SOLAR POWER GROUP, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY that pursuant to authority conferred upon the Board of Directors by the certificate of incorporation of the Corporation (the “Certificate of Incorporation”) under the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Corporation has duly adopted the following resolution:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation, a series of preferred stock of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional or other special rights of the shares of such series of preferred stock, and the qualifications, limitations or restrictions thereof are as follows:

1.             Designation and Amount.

The shares of such series of preferred stock shall be designated as Series C Convertible Preferred Stock (the “Series C Preferred Stock”), and the number of shares constituting such series shall be 275,000, Each share of Series C Preferred Stock shall have a stated value of $1.00 per share (the “Stated Value”), and each such share shall be validly issued and fully paid upon receipt by the Corporation of legal consideration in an amount at least equal to the Stated Value and shall not thereafter be assessable.

2.             Rank.

The Series C Preferred Stock shall rank: (i) junior to any other class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to the Series C Preferred Stock (the “Senior Securities”); (ii) prior to all of the Corporation’s common stock, par value $.001 per share (the “Common Stock”); (iii) prior to the Corporation’s Series A Convertible Stock, par value $.001 per share (“Series A Preferred Stock”), prior to the Corporation’s Series B Preferred Stock, par value $.001 per share (“Series B Preferred Stock”), and prior to any other series of preferred stock or any class or series of capital stock of the corporation hereafter created not specifically ranking by its terms senior to or on parity with the Series C Preferred Stock (collectively, with the Common Stock, “Junior Securities”); and (iv) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series C Preferred Stock (the “Parity Securities”), in each case as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

3.             Dividends. Subject to the rights of any other series of Preferred Stock that may from time to time come into existence, the holders of shares of Series C Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, ratably with any declaration or payment of any dividend with holders of the Common Stock or other junior securities of the Corporation, when, as and if declared by the Board of Directors, based on the number of shares of Common Stock into which each share of Series C Preferred Stock is then convertible.

4.             Liquidation Preference.

(a)          Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary (“Liquidation”), the holders of record of the shares of the Series C Preferred Stock shall be entitled to receive, before and in preference to any distribution or payment of assets of the Corporation or the proceeds thereof may be made or set apart for the holders of Junior Securities, an amount in cash equal to 200% of the Stated Value per share. If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series C Preferred Stock and any Parity Securities shall be insufficient to permit payment in full to the holders of the Series C Preferred Stock and Parity Securities, then the entire assets and funds of the Corporation legally available for distribution to such holders and the holders of the Parity Securities then outstanding shall be distributed ratably among the holders of the Series C Preferred Stock and Parity Securities based upon the proportion the total amount distributable on each share upon Liquidation bears to the aggregate amount required to be distributed, but for the provisions of this sentence, on all shares of the Series C Preferred Stock and of such Parity Securities, if any.

(b)          After the payment to the holders of the shares of this Series C Preferred Stock of the full preferential amounts provided for in Section 4(a), the holders of shares of the Series C Preferred Stock shall have no right or claim to, and shall not be entitled to participate further in any distribution of, the remaining assets of the Corporation, and the remaining assets of the Corporation may be distributed to the holders of the Common Stock or any other class of Junior Securities.

(c)          Unless the holders of a majority of the shares of the Series C Preferred Stock then outstanding vote otherwise, the following shall be deemed to constitute a Liquidation for all purposes under this Certificate: (i) any consolidation or merger of the Corporation or any subsidiary of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Corporation immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; and (ii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation.

2

5.             Conversion.

(a)          Subject to and upon compliance with the provisions of this Section 5, the holder of any shares of Series C Preferred Stock shall have the right at such holder’s option, at any time or from time to time, to convert any of such shares of Series C Preferred Stock into the number of fully paid and nonassessable shares of Common Stock (the “Conversion Shares”) as is determined pursuant to Section 5(b) below.

(b)          Each share of Series C Preferred Stock shall be convertible into that number of fully paid and non-assessable Conversion Shares equal to the Stated Value divided by the conversion price in effect at the time of conversion (the “Conversion Price”), determined as hereinafter provided. The Conversion Price shall initially be $0.0000161240 per share, and has been computed based on 1,895,036,105 shares of Common Stock outstanding on a fully-diluted basis (“Fully-Diluted Shares”), consisting of (i) 1,765,036,105 shares of Common Stock, (ii) 30,000,000 shares of Common Stock issuable upon conversion of Series A Preferred Stock, and (iii) 200,000,000 shares of Common Stock issuable upon conversion of Series B Preferred Stock, so that upon conversion, the holders of the Series C Preferred Stock would hold shares of Common Stock constituting 90% of the Fully-Diluted Shares after giving effect to such conversion. In the event that any time after the initial issuance date of the Series C Preferred Stock (the “Issuance Date”), the Company issues any additional shares of Common Stock, preferred stock, options, warrants or other securities convertible into or exchangeable for shares of Common Stock, which increases the Fully Diluted Shares, and the anti-dilution provisions of this sentence are not waived by the holders of a majority of the then outstanding shares of Series C Preferred Stock in connection with such issuance (an “Additional Issuance”), or if it is otherwise determined that the Fully Diluted Shares as of the Issuance Date exceeded 1,895,036,105, then the Conversion Price shall be reduced to equal that amount, so that upon conversion of all of the shares of Series C Preferred Stock issued on the Issuance Date, the holders thereof would receive upon such conversion shares of Common Stock constituting 90% of the Fully-Diluted Shares (after giving effect to such conversion and such Additional Issuance, if applicable). The Conversion Price shall be subject to further adjustment as set forth in Section 6 hereof.

(c)          Before any holder of Series C Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 5(a), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series C Preferred Stock, and shall give written notice (“Conversion Notice”) to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series C Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with an amount in cash equal to (i) the value of any fractional share of Common Stock otherwise issuable to such holder of Series C Preferred Stock (at the Common Stock’s fair market value as of the Effective Conversion Date (as defined below)), and (ii) all accrued and unpaid dividends on the Series C Preferred Stock being converted as of the Effective Conversion Date. Such conversion shall be deemed to have been effected immediately prior to the close of business on the date of such surrender of the shares of Series C Preferred Stock to be converted, and the person or persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date (the “Effective Conversion Date”). All Common Stock which may be issued upon conversion of the Series C Preferred Stock will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

3

(d)          Notwithstanding the foregoing, no holder of Series C Preferred Stock shall be entitled to submit a Conversion Notice until the Corporation files with the Secretary of State of the State of Delaware an amendment to its Certificate of Incorporation (the “Certificate Amendment”) increasing the authorized number of shares of Common Stock and/or effecting a reverse stock split of the Common Stock so that the Corporation has a sufficient number of authorized and unissued shares of Common Stock so as to permit the conversion of all outstanding shares of Series C Preferred Stock.

(e)          At all times following the filing of the Certificate Amendment that any shares of Series C Preferred Stock are outstanding, the Corporation shall have authorized and shall have reserved for the purpose of issuance upon conversion into Common Stock of all shares of Series C Preferred Stock, a sufficient number of shares of Common Stock to provide for the conversion of all outstanding shares of Series C Preferred Stock at the then effective Conversion Price. Without limiting the generality of the foregoing, if, at any time, the Conversion Price is decreased, the number of shares of Common Stock authorized and reserved for issuance upon the conversion of the Series C Preferred Stock shall be proportionately increased.

(f)          No fractional shares of Common Stock shall be issued upon conversion of Series C Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If after the aforementioned aggregation the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, issue one whole share of Common Stock.

6.             Adjustment in Conversion Ratio for Change in Capital Stock, Etc.

(a)          If the Corporation at any time and from time to time while any shares of Series C Preferred Stock are outstanding (i) pays a dividend in shares of Common Stock, (ii) subdivides or reclassifies its outstanding shares of Common Stock into a greater number of shares of Common Stock, (iii) combines or reclassifies its outstanding shares of Common Stock into a smaller number of shares of Common Stock, (iv) distributes to holders of shares of Common Stock shares of its capital stock other than Common Stock or shares of stock of any subsidiary of the Corporation or (v) issues by reclassification of its shares of Common Stock any shares of its capital stock, then, and in each such case, the number of Conversion Shares and the Conversion Price shall be adjusted appropriately so that each holder of shares of Series C Preferred Stock, upon the conversion thereof, shall receive the number of shares of capital stock of the Corporation Stock which such holder would have been entitled to receive immediately following such action if such holder had converted such shares of Series C Preferred Stock immediately prior to such action and the holder had become the holder of record of the Common Stock received upon such conversion as of the record date fixed for the determination of stockholders entitled to receive such dividend or distribution or the effective date of such subdivision, combination or reclassification.

4

(b)          For purposes of Section 6(a) hereof, an adjustment arising from a dividend or distribution shall be deemed effective as of the record date fixed for such dividend or distribution, and an adjustment arising from a subdivision, combination or reclassification shall be deemed effective as of the effective date of such subdivision, combination or reclassification.

(c)          Upon conversion of any shares of Series C Preferred Stock as provided herein, the shares so converted shall be canceled and shall not be issued or sold at any time thereafter.

7.             Voting.

(a)          In addition to any other rights provided for herein or by law, the holders of Series C Preferred Stock shall be entitled to vote, together with the holders of Common Stock, as one class on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect (subject to the provisions of the next sentence) as such Common Stock holders. In any such vote, each share of Series C Preferred Stock shall entitle the holder thereof to a number of votes equal to the number of whole shares of Common Stock into which a share of Series Preferred Stock is then convertible, multiplied by 1.9.

(b)          In the event the holders of the Series C Preferred Stock are required to vote as a class, the affirmative vote of holders of not less than a majority of the then outstanding shares of Series C Preferred Stock shall be required to approve each such matter to be voted upon and if any matter is approved by such requisite percentage of holders of Series C Preferred Stock, such approval shall bind all holders of Series C Preferred Stock.

(c)          The terms of the Series C Preferred Stock may be amended, modified or waived only with the consent of the holders of a majority of the then outstanding shares of Series C Preferred Stock, voting as one class, either expressed in writing or at a meeting called for that purpose.

(d)          Each share of the Series C Preferred Stock shall entitle the holder thereof to one vote on all matters to be voted on by the holders of the Series C Preferred Stock as a class.

8.             Election of Board of Directors. For so long as any shares of Series C Preferred Stock remain outstanding, the holders of Series C Preferred Stock, voting as a separate class, shall be entitled to elect two (2) directors to the Company’s Board, or such greater number as shall constitute a majority of the Board, at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors.

5

9.             Separate Vote of Series C Preferred Stock. For so long as any shares of Series C Preferred Stock remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding shares of Series C Preferred Stock shall be necessary for effecting or validating the following actions:

(a)          Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Corporation (including any filing of a Certificate of Designation) that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series C Preferred Stock;

(b)          Any increase or decrease in the authorized number of shares of Common Stock or Preferred Stock;

(c)          Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into a new class or series of stock of the Corporation ranking on a parity with or senior to the Series C Preferred Stock in right of redemption, liquidation preference, voting or dividend rights or any increase in the authorized or designated number of any such class or series;

(d)          Any redemption, repurchase, payment or declaration of dividends or other distributions with respect to any Common Stock or Preferred Stock;

(e)          Any issuance of Common Stock or Preferred Stock;

(f)          Any voluntary dissolution or liquidation of the Corporation;

(g)          Incurring indebtedness for borrowed money, granting a lien in any of the Corporation’s assets, or guaranteeing the obligations of any other person for borrowed money;

(h)          Acquiring any other business by way of a stock or asset transaction (including a series of transactions);

(i)          Selling all or substantially all of the assets of the Corporation;

(j)          Appointing or terminating officers of the Corporation;

(k)          The adoption, amendment or modification of any management or employee compensation plan, incentive plan or other employee benefit plan, and the issuance of awards under such plans; or

(l)          Any increase or decrease in the authorized number of members of the Corporation’s Board of Directors.

6

10.            Notice of Record Date. In the event:

(a)          that the Corporation declares a dividend (or any other distribution) on its Common Stock or other securities of the Corporation;

(b)          that the Corporation subdivides or combines its outstanding shares of Common Stock;

(c)          of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

(d)          of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be mailed to the holders of the Series C Preferred Stock at least ten days prior to the record date specified in (A) below or twenty days before the date specified in (B) below, a notice stating:

(A)         the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(B)         the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up,

11.             Other Rights, The shares of Series C Preferred Stock shall not have any relative, participating, optional or other special rights and powers other than as set forth herein and in the Certificate of Incorporation.

[Signature Page Follows]

7

IN WITNESS WHEREOF, the undersigned officer of the Corporation has duly executed this Certificate as of the 22nd day of June, 2016.

TGI SOLAR POWER GROUP, INC.

By:	/s/ Henry Val
Henry Val,
Chief Executive Officer

8